Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Jody B. Dahlman
Argot Partners	Director of Communications
973-361-1546	EnteroMedics Inc.
eliza@argotpartners.com	651-634-3071
jdahlman@enteromedics.com

Mark B. Knudson, Ph.D., EnteroMedics Founder, Chairman, President and Chief Executive

Officer, to Retire at the End of 2015

Director Jon Tremmel to Support Transition, Lead Board Search for Successor

ST. PAUL, Minnesota, August 25, 2015 – EnteroMedics Inc. (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that Mark B. Knudson, Ph.D., EnteroMedics Founder, Chairman, President and Chief Executive Officer notified the Company of his intention to retire effective December 31, 2015. Dr. Knudson will remain Chairman of the EnteroMedics Board of Directors. The Company also announced that Jon Tremmel, a Member of the Company’s Board of Directors, has been appointed as Consultant to the CEO. Mr. Tremmel will lead a search committee to find a successor for the chief executive role as well as provide strategic advice to the Company regarding its commercialization and reimbursement activities during the transition.

EnteroMedics, founded by Dr. Knudson in 2003, is one of over 20 healthcare companies that he has started or helped establish. Prior to EnteroMedics, Dr. Knudson held management positions in Research and Development at Cardiac Pacemakers, Inc. (CPI-Guidant) and was a member of the faculty of the University of Washington School of Medicine in Seattle, Washington. He was the recipient of an Individual Post-doctoral Fellowship Award from the National Institutes of Health. Dr. Knudson received a Ph.D. degree (Physiology) from Washington State University and a B.S. degree in biology from Pacific Lutheran University. He holds numerous United States patents and serves or has served on boards of several companies and institutions, both public and private. Dr. Knudson was elected to membership in Sigma Xi, the scientific research society of North America in 1975 and is a Fellow of the American Heart Association.

“I have had the privilege of being involved in numerous companies from conception to generation and have found it particularly rewarding to see EnteroMedics’ vBloc Neurometabolic Therapy evolve to where it stands now, available to both patients and physicians who have been waiting over a decade for a new treatment option for obesity and its comorbidities,” said Mark B. Knudson, Ph.D., President and Chief Executive Officer. “I am extremely proud of the way we have overcome multiple challenges along the way and of the progress we’ve made thus far. I feel confident that the company is headed in the right direction. I will continue to lead the organization through the transition and look forward to maintaining my role as Chairman of the Board.”

“Dr. Knudson has demonstrated extraordinary leadership throughout his tenure at EnteroMedics,” said Jon Tremmel, EnteroMedics Board Member. “Obesity is a disease of epidemic proportion and his incredible vision and perseverance will allow EnteroMedics to become an important part of the solution. We look forward to Mark’s continued guidance as we work toward an efficient and smooth transition in the executive role.”

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the Maestro® Rechargeable System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ Maestro Rechargeable System has received U.S. Food and Drug Administration approval, CE Mark and is listed on the Australian Register of Therapeutic Goods.

Information about the Maestro® Rechargeable System and vBloc® Neurometabolic Therapy

You should not have an implanted Maestro Rechargeable System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the Maestro Rechargeable System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and the Maestro Rechargeable System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our lack of commercial sales experience with our Maestro® Rechargeable System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to comply with the Nasdaq continued listing requirements; our ability to commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 13, 2015. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.